                                                               EXHIBIT (a)(1)(A)

                                                         [TO BE SENT VIA E-MAIL]

                               LANTE CORPORATION


          OFFER TO EXCHANGE OPTIONS UNDER THE LANTE STOCK OPTION PLAN
                        AMENDED AS OF JANUARY 12, 2001

================================================================================
                    THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE
         AT 12:00 MIDNIGHT, EASTERN TIME, ON MONDAY, JANUARY 22, 2001,
                        UNLESS LANTE EXTENDS THE OFFER
================================================================================

     Lante Corporation is offering to exchange all outstanding options to purchase shares of our common stock granted under the Lante Corporation Amended and Restated 1998 Stock Option Plan (the "1998 option plan") held by eligible employees for new options we will grant under the 1998 option plan. An "eligible employee" refers to all Lante employees at the senior manager level or below. We are not giving individuals who are managing directors, officers, vice presidents, principals, advisory board members or directors the opportunity to exchange their current options. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended or supplemented from time to time, constitute the "offer"). The number of shares of common stock subject to new options to be granted to each option holder will be equal to two-thirds of the number of shares subject to the options tendered by such option holder and accepted for exchange. We will grant the new options on or about the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. You may only tender options for all or none of the shares of common stock subject to an individual grant. If you tender an option grant for exchange, you will be required to also tender all subsequent option grants with a lower exercise price that you received during the six months immediately prior to the date we accept tendered options for exchange.

     This offer is not conditioned upon a minimum number of options being tendered. This offer is subject to conditions that we describe in Section 6 of this offer to exchange.

     If you tender options for exchange, we will grant you new options under the 1998 option plan and a new option agreement between us and you, all as more fully described in the offer. The exercise price of the new options will equal the fair market value of our common stock on the date of the grant. The new options, unlike the options you tender for exchange (which vest 25% on the first anniversary of the grant date and monthly thereafter over the next three years), will have a three year, monthly vesting schedule that begins on the grant date of the new options.

     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS.

     Shares of our common stock are quoted on the Nasdaq National Market under the symbol "LNTE." On December 20, 2000, the last reported sale price of the common stock on the Nasdaq National Market was $1.375 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT

MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the letter of transmittal to your benefits representative, Lante Corporation, 161 North Clark Street, Suite 4900, Chicago, Illinois 60601 (telephone: (312) 696-5000).

                                   IMPORTANT

     If you wish to tender your options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail, fax or hand deliver it and any other required documents to us at Lante Corporation, 161 North Clark Street, Suite 4900, Chicago, Illinois 60601, Attn: Scott Smaller, Treasurer (facsimile number: (312) 696-0060).

     We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                               TABLE OF CONTENTS

                                                                     Page
SUMMARY TERM SHEET......................................................1

INTRODUCTION............................................................6

THE OFFER...............................................................6

1.   NUMBER OF OPTIONS; EXPIRATION DATE.................................6
2.   PURPOSE OF THE OFFER...............................................7
3.   PROCEDURES FOR TENDERING OPTIONS...................................8
4.   WITHDRAWAL RIGHTS..................................................9
5.   ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.....9
6.   CONDITIONS OF THE OFFER...........................................10
7.   PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS................11
8.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS..........12
9.   INFORMATION CONCERNING LANTE......................................15
10.  INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND
     ARRANGEMENTS CONCERNING THE OPTIONS...............................16
11.  STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING
     CONSEQUENCES OF THE OFFER.........................................17
12.  LEGAL MATTERS; REGULATORY APPROVALS...............................18
13.  MATERIAL FEDERAL INCOME TAX CONSEQUENCES..........................18
14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT........................19
15.  FEES AND EXPENSES.................................................20
16.  ADDITIONAL INFORMATION............................................20
17.  MISCELLANEOUS.....................................................20

SCHEDULE A   Information Concerning the Directors and Executive Officers of
               Lante

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

 .    WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

     We are offering to exchange all stock options that are outstanding under our 1998 option plan held by eligible employees, or any lesser number of options that option holders properly tender in the offer, for new options under the 1998 option plan. (Page 6)

 .    WHO QUALIFIES AS AN ELIGIBLE EMPLOYEE?

     An "eligible employee" refers to all Lante employees at the senior manager level or below. We are not giving individuals who are managing directors, officers, vice presidents, principals, advisory board members or directors the opportunity to exchange their current options. (Page 6)

 .    WHY ARE WE MAKING THE OFFER?

     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will (1) have an exercise price equal to the fair market value of our common stock on the grant date and (2) begin vesting one month after the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. (Page 7)

 .    WHY DON'T WE SIMPLY REPRICE THE CURRENT OPTIONS?

     "Repricing" existing options would result in variable accounting for such options, which would require us for financial reporting purposes to record additional compensation expense each quarter until such repriced options are exercised, canceled or expired.

 .    WHAT ARE THE CONDITIONS TO THE OFFER?

     The offer is not conditioned upon a minimum number of options being tendered. However, the offer is subject to a number of other conditions with regard to events that could occur prior to the expiration of the offer. These events include a change in accounting principles, a lawsuit challenging the tender offer and a third-party tender offer for our common stock or an acquisition proposal. These and various other conditions are more fully described in Section 6. (Page 10)

 .    ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY AFTER THE EXPIRATION
     DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

     To receive a grant of new options pursuant to the offer and under the terms of the 1998 option plan, you must be an employee of Lante or one of our subsidiaries from the date you tender options through the date we grant the new options. As discussed below, we will not grant the new options until on or about the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF LANTE OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT WE HAVE ACCEPTED FOR EXCHANGE. PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOY OF LANTE OR ANY OF OUR SUBSIDIARIES. (Page 14)


 .    HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

     We will grant you new options to purchase a number of shares of our common stock equal to two-thirds of the number of shares of common stock subject to the options you tender that we accept for exchange. This means that for every three options that you tender and we accept for exchange, you will receive two options. However, we will not issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole number. For example, if you tender options exercisable for 2,000 shares that we accept for exchange, you will receive new options exercisable for 1,333 shares. All new options will be granted under our 1998 option plan and will be subject to the terms and conditions of the 1998 option plan and a new option agreement between you and us. The new option agreement will be in substantially the same form as the option agreement or agreements for your current options. (Page 6)

 .    IF I CHOOSE TO TENDER OPTIONS FOR EXCHANGE, DO I HAVE TO TENDER ALL MY
     OPTIONS?

     You must tender a full option grant. We are not accepting partial tenders of an individual option grant. For example, if you hold an option to purchase 3,000 shares of common stock at an exercise price of $35.00 per share, you must either tender all or none of such options; you cannot tender only part of the option and retain the remainder of the option. On the other hand, if you have multiple option grants, you may choose not to tender all of your grants. You will, however, be subject to a "six month look-back" that will require you to tender all option grants that you received during the six months immediately prior to the date on which the offer expires if those grants were made subsequent to, and have an exercise price lower than the exercise price of, the grant(s) that you tender. For example, if you received an option grant in September 2000 with an exercise price of $9.00 per share and a grant in November 2000 with an exercise price of $3.00 and you wanted to tender your September 2000 option grant, you would also be required to tender your November 2000 grant for exchange. (Page 6)

 .    WHEN WILL I RECEIVE MY NEW OPTIONS?

     We will grant the new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. If we cancel tendered options on January 23, 2001, the business day following the scheduled expiration date, the grant date of the new options will be on or about July 24, 2001. (Page 6)

 .    WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF
     THE OFFER?

     If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required to record compensation expense against our earnings for financial reporting purposes. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense. (Page 17)

 .    IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER
     OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

     If we accept options you tender in the offer, we may defer until the grant date for your new options our grant to you of other options, such as annual, bonus or promotional options, for which you may be eligible between the date hereof and the new option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. If you do not tender options in the offer, however, we may grant you promptly following the expiration of the offer options that you were eligible to receive between the date hereof and the expiration date. (Page 10)

 .    WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

     The exercise price of the new options will equal the fair market value of our common stock on the date we grant the new options. This will be determined based upon the last reported sale price of our common stock on the date we grant the new options. Accordingly, we cannot predict the exercise price of the new options. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, IT IS POSSIBLE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS. (Page 12)

 .    WHEN WILL THE NEW OPTIONS VEST?

     The new options, unlike the outstanding options (which vest 25% on the first anniversary of the grant date and monthly thereafter over the next three years), will have a three-year, monthly vesting schedule that begins on the grant date of the new options That means the new option grant will (1) become exercisable in thirty-six equal monthly installments after the grant date of the new options and (2) assuming we grant the new options on or about July 24, 2001, be fully exercisable on or about July 24, 2004, subject to the terms and conditions of the 1998 option plan and your option agreement. No portion of the new options we grant will be immediately exercisable, even if the options you tender for exchange are or were scheduled to become exercisable. The three-year, monthly vesting schedule of the new options will not begin until the grant date of those options. Therefore, while the new options begin vesting the first month after the new grant date, you will lose the benefits of any vesting under options you tender in the offer. (Page 13)

 .    WILL THE TERMS OF THE NEW OPTIONS BE THE SAME AS THE TERMS OF THE OPTIONS
     TENDERED FOR EXCHANGE?

     The new options will be issued under the same option plan, the 1998 option plan, as the options tendered for exchange and will be issued pursuant to an option agreement substantially similar to the option agreements pursuant to which the options tendered for exchange were issued. Accordingly, the terms of the new options will be the same as the terms of the options tendered for exchange, except as follows:

     .        Number of Shares of Common Stock Subject to Option. The number of shares of common stock receivable upon exercise of the new options will be equal to two-thirds of the number of shares of common stock receivable upon exercise of the options tendered for exchange.

     .        Exercise Price. Although the method for determining the exercise price of the new options is the same as the method used for determining the exercise price of the options tendered for exchange (i.e., based on the fair market value of our common stock on the date of grant), it is likely that the exercise price of the new options will be different from the exercise price of the tendered options.

     .        Vesting. The options tendered for exchange vest 25% on the first anniversary of the grant date and monthly thereafter over the next three years. The new options will have a three-year monthly vesting schedule that begins on the grant date of the new options.

     .        Term. While the expiration date of both the new options and the options tendered for exchange is nine years from the date of grant, the new options will expire on a later date than the tendered options would have because they will be granted on a later date. (Page 12)


 .    WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

     If you exchange your current options for new options, we believe you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange. Further, at the date of grant of the new options, we believe you will not be required under current law to recognize income for federal income tax purposes. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to the offer. (Page 18)

 .    WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO TENDER OR THAT ARE NOT
     ACCEPTED FOR EXCHANGE?

     Nothing, assuming you are not required to tender such options pursuant to the "six month look-back." Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding and retain their current exercise price and current vesting schedule.

 .    HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER OPTIONS IN THE OFFER? CAN
     THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

     You have until at least 12:00 midnight, Eastern time, on Monday, January 22, 2001 to tender your options in the offer.

     We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If we extend the offer, we will make a company-wide announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration date. If we extend the offer, we may delay the acceptance of any options that have been tendered. (Page 7)

 .    HOW DO I TENDER MY OPTIONS?

     If you decide to tender your options, you must deliver, before the offer expires, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to Lante Corporation, 161 North Clark Street, Suite 4900, Chicago, Illinois 60601, Attn: Scott Smaller, Treasurer (facsimile number: (312) 696-0060). (Page 8)

 .    DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

     You may withdraw your tendered options at any time before the offer expires. Because we are not accepting partial tenders of an individual option grant, you may only withdraw options for all or none of the shares of common stock subject to an individual grant. To withdraw tendered options, you must deliver to us at the address or facsimile number listed above a written notice of withdrawal with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 9)

 .    WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

     Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether or not you should tender your options. You must make your own decision whether to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

 .    WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?
     For additional information or assistance, you should contact:

          Your Benefits Representative
          Lante Corporation
          161 North Clark Street
          Suite 4900
          Chicago, Illinois  60601
          (telephone: (312) 696-5000)

                                  INTRODUCTION

     Lante Corporation is offering to exchange all outstanding options to purchase shares of our common stock granted under the Lante Corporation Amended and Restated 1998 Stock Option Plan (the "1998 option plan") held by eligible employees for new options we will grant under the 1998 option plan. An "eligible employee" refers to all Lante employees at the senior manager level or below. We are not giving individuals who are managing directors, officers, vice presidents, principals, advisory board members or directors the opportunity to exchange their current options. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended or supplemented from time to time, constitute the "offer"). If you tender options for exchange, we will grant you new options under the 1998 option plan and a new option agreement between us and you. All tendered options accepted by us pursuant to this offer will be canceled.

     This offer is not conditioned upon a minimum number of options being tendered. This offer is subject to conditions that we describe in Section 6 below.

     As of December 20, 2000, options to purchase 8,365,602 shares of our common stock were issued and outstanding under the 1998 option plan, of which options to purchase 2,136,425 shares of our common stock, constituting 25.5%, were held by eligible employees.

                                   THE OFFER

1.   NUMBER OF OPTIONS; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the offer, we will exchange for new options to purchase common stock under the 1998 option plan all outstanding options under the 1998 option plan held by eligible employees that are properly tendered and not validly withdrawn in accordance with Section 4 before the "expiration date," as defined below. We will not accept partial tenders of options for any portion of the shares subject to an individual option grant. Therefore, you may only tender options for all or none of the shares of common stock subject to a particular option grant. If you tender an option grant for exchange, you will be subject to a "six month look-back" that will require you to tender all option grants that you received during the six months immediately prior to the date on which the offer expires, if those grants were made subsequent to, and have an exercise price lower than the exercise price of, the grant(s) that you tender.

     If your options are properly tendered and accepted for exchange, unless we terminate this offer pursuant to the terms and conditions hereof, you will be entitled to receive, on or about the first business day that is at least six months and one day following the date we accept the options tendered for exchange, new options to purchase the number of shares of our common stock that is equal to two-thirds of the number of shares subject to the options that you tendered, subject to adjustments for any stock splits, stock dividends and similar events that occur prior to the grant date of the new options. However, we will not issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole number. IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF LANTE OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOY OF LANTE OR ANY OF OUR SUBSIDIARIES. This means that if you die or quit, with or without a good reason, or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we canceled.

     The term "expiration date" means 12:00 midnight, Eastern time, on Monday, January 22, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

2.  PURPOSE OF THE OFFER.

    We issued the options outstanding under the 1998 option plan to:

 .   provide our employees an opportunity to acquire or increase a proprietary interest in us, thereby creating a stronger incentive to expend maximum effort for our growth and success; and

 .   encourage our employees to continue their employment by us.

     Many of our outstanding options, whether or not they are currently exercisable, including all of the options we granted in the last six months, have exercise prices that are higher than the current market price of our common stock. As of December 20, 2000, there were options to purchase 2,136,428 shares of common stock outstanding with an exercise price above $1.375, the last reported sale price of our common stock on the Nasdaq National Market on that date. These options have a weighted average exercise price equal to $11.14, which is $9.765, or approximately 710%, above the last reported sale price of our common stock on the Nasdaq National Market on December 20, 2000. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will (1) have an exercise price equal to the fair market value of our common stock on the grant date and (2) begin vesting one month after the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value.

     Subject to the foregoing, and except for our workforce reductions and the closure of our overseas offices in Singapore and Dehli as we announced in a press release on December 5, 2000 and except as otherwise disclosed in this offer or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

     (a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

     (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     (d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

     (e)  any other material change in our corporate structure or business;

     (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

     (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

     (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

     (i) the acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities; or

     (j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

     Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to tender your options for exchange.

3.   PROCEDURES FOR TENDERING OPTIONS.

     Proper Tender of Options. To validly tender your options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at Lante Corporation, 161 North Clark Street, Suite 4900, Chicago, Illinois 60601, Attn: Scott Smaller, Treasurer, before the expiration date.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF YOU DELIVER BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE THE MATERIALS. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

     Our Acceptance Constitutes an Agreement. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

     Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4.   WITHDRAWAL RIGHTS.

     You may only withdraw your tendered options in accordance with the provisions of this Section 4.

     You may withdraw your tendered options at any time before the expiration date. In addition, unless we accept your tendered options for exchange before 12:00 midnight, Eastern time, on February 20, 2001, you may withdraw your tendered options at any time after 12:00 midnight, Eastern time, on February 20, 2001.

     To validly withdraw tendered options, an option holder must deliver to us at the address set forth in Section 3 a written notice of withdrawal, or a facsimile thereof, with the required information, while the option holder still has the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the number of option shares to be withdrawn and the exercise price. Because we are not accepting partial tenders of an individual option grant, you may only withdraw options for all or none of the shares of common stock subject to an individual grant. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be identified on the notice of withdrawal.

     You may not rescind any withdrawal. Any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 3.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.   ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

     Upon the terms and subject to the conditions of this offer and as promptly as reasonably practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. If your properly tendered options are accepted for exchange on January 23, 2001, the business day following the scheduled expiration date of the offer, you will be granted new options on or about July 24, 2001, which is the first business day that is at least six months and one day following the date we accept options for exchange. The exercise price of the new options will equal the fair market value of our common stock on the date of grant.

     If we accept options you tender in the offer, we may defer until the grant date for your new options our grant to you of other options, such as annual, bonus or promotional options, for which you may be eligible between the date hereof and the new option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. If you do not tender options in the offer, however, we may grant you promptly following the expiration of the offer options that you were eligible to receive between the date hereof and the expiration date.



     For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

6.   CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after December 21, 2000 and prior to the expiration date (1) any of the following events has occurred, or has been determined by us to have occurred, and, (2) in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

     (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Lante or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

     (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or Lante or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

          (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

          (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

          (3)  materially impair the contemplated benefits of the offer to us;
               or

          (4) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Lante or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

     (c) there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles which could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

     (d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

     (e) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Lante or our subsidiaries that, in our reasonable judgment, is or may be material to Lante or our subsidiaries or materially impairs or may materially impair the contemplated benefits of the offer to us.

     The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.   PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

     Our common stock is traded on the Nasdaq National Market under the symbol "LNTE." Our common stock began trading on Nasdaq on February 11, 2000 in connection with the initial public offering of our common stock. The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market.

               FISCAL YEAR ENDED DECEMBER 31, 2000                      HIGH            LOW
------------------------------------------------------------------     ------          ------
First Quarter (from February 11, 2000)............................     $87.50          $28.00
Second Quarter....................................................      35.25           11.75
Third Quarter.....................................................      28.00            4.12
Fourth Quarter (through December 20, 2000)........................       5.22            1.13

     As of December 20, 2000, the last trading day prior to this offer to purchase, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $1.375 per share and there were 39,740,547 shares outstanding.

     WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

8.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

     Consideration. We will issue new options to purchase common stock under the 1998 option plan in exchange for outstanding options properly tendered by eligible employees and accepted for exchange by us. We will grant the new options on or about the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. The number of shares of common stock subject to new options to be granted to each option holder will be equal to two-thirds of the number of shares subject to the options tendered by such option holder and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events that occur prior to the grant date of the new options. However, we will not issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole number. If we receive and accept tenders of all outstanding eligible options, we will grant new options to purchase a total of approximately 1,410,040 shares of our common stock and the common stock issuable upon exercise of the new options will equal approximately 3.4% of the total shares of our common stock outstanding as of December 20, 2000.

     Terms of New Options.  The new options will be issued under the same
1998 option plan as the options tendered for exchange and pursuant to option agreements that are substantially similar to those used for the options tendered for exchange. Accordingly, except with respect to (1) the number of shares of common stock subject to the options, (2) the actual exercise price, (3) the vesting schedule and (4) the actual expiration date, we expect that the terms and conditions of the new options will be the same as the terms and conditions of the options tendered for exchange. The date the new options are granted, we will deliver a new option agreement to each tendering option holder whose tendered options were accepted for exchange and canceled by us. After receipt of the new option agreement, option holders will be expected to execute and deliver to us their option agreements as soon as practical. The following description summarizes the material terms of the 1998 option plan and the options granted under the plan.

     General. The maximum number of shares of common stock available for issuance pursuant to the exercise of options granted under the 1998 option plan is currently 15,000,000. The 1998 option plan permits the granting of non-qualified stock options (i.e., stock options that are not incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")). All options subject to this offer are non-qualified stock options.

     Administration. The 1998 option plan is administered by the compensation committee of our board of directors and provides the committee with broad discretion to fashion the terms of grants of options, including type, size and exercise price, as it deems appropriate. The committee also selects the persons to whom options are granted.

     Term. The outstanding options that have been granted to our non-employee directors and advisory group members have terms of seven years and all other outstanding option grants under the 1998 option plan have terms of nine years. Subject to the provisions of the 1998 option plan and your option agreement, the new options to be granted pursuant to the offer will have a term of, and therefore expire, nine years from the date of grant.

     Exercise Price. The exercise price of each option is determined by the compensation committee. To the extent that the exercise price of an option grant is less than the fair market value of our common stock on the date of grant, we would incur compensation expense. Consistent with our prior grants under the 1998 option plan, the exercise price of the new options to be granted pursuant to the offer will equal the fair market value of our common stock on the date of the grant to avoid recognizing compensation expense. This means that assuming our common stock is still listed on the Nasdaq National Market at that time, the exercise price of the new options will equal the last reported sale price of our common stock on the Nasdaq National Market on the date of grant. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, IT IS POSSIBLE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

     Vesting and Exercise. The compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. The exercisability of options may be accelerated by the compensation committee.

     The new options, unlike the outstanding options (which vest 25% on the first anniversary of the grant date and monthly thereafter over the next three years), will have a three-year, monthly vesting schedule that begins on the grant date of the new options That means the new option grant will (1) become exercisable in thirty-six equal monthly installments after the grant date of the new options and (2) assuming we grant the new options on or about July 24, 2001, be fully exercisable on or about July 24, 2004, subject to the terms and conditions of the 1998 option plan and your option agreement. No portion of the new options we grant will be immediately exercisable, even if the options you tender for exchange are or were scheduled to become exercisable. The three-year, monthly vesting schedule of the new options will not begin until the grant date of those options. Therefore, while the new options will begin vesting one month after the grant date, you will lose the benefits of any vesting under options you tender in the offer.

      Method of Exercising Options. After the new options begin vesting, the option holder may exercise the options in accordance with the terms of the 1998 option plan and the option holder's option agreement by providing to us (1) a written notice identifying the option and stating the number of shares of common stock that the option holder desires to purchase and (2) payment in full of the option price per share for the shares of common stock then being acquired by certified or cashier's check payable to the order of Lante in full payment for the shares of common stock being purchased. We may also in our discretion provide for alternate means of exercise of the options.

      Prohibition Against Transfer, Pledge and Attachment. The options, and the rights and privileges conferred by them, are personal to the option holder and may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), and during the option holder's lifetime shall be exercisable only by the option holder. The option holder may transfer the options, and the rights and privileges conferred by it, upon the option holder's death, either by will or under the laws of descent and distribution, or by beneficiary designation made in such form and subject to such limitations as may from time to time be acceptable to the compensation committee and delivered to and accepted by the committee. Notwithstanding the foregoing, the option holder may transfer all or part of the options to the option holder's immediate family members, to trusts for the benefit of the option holder and/or such immediate family members and to partnerships or other entities in which the option holder and/or such immediate family members own all the equity interests; provided, however, the option holder may not make such a transfer to any such person without our prior written consent, which consent may be granted or denied in our sole discretion. All such persons shall be subject to all of the terms and conditions of the options to the same extent as the option holder.

     Termination of Employment. IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF LANTE OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. This means that if you die or quit, with or without good reason, or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we canceled. After the grant date of the new options, if the option holder ceases to be an employee of Lante for any reason other than disability or death, then the option holder shall have until the earlier of (1) the expiration date of such option, or (2) ninety (90) days from the date of termination of the option holder's employment to exercise the options to the extent to which the option holder would otherwise have been entitled to exercise the option on or prior to the date of such termination. To the extent the option holder is not entitled to exercise the options prior to the date of the option holder's termination, such outstanding and unexercised option shall immediately lapse and the option holder shall have no further rights with respect to it, effective as of the date of termination of the option holder's employment.

      After the date of grant of the new options, if the option holder's employment with Lante is terminated due to disability or death, the options shall be exercisable until the earlier of (1) the expiration date of such option, or (2) one (1) year from the date of such disability or death to the extent to which the option holder would otherwise be entitled to exercise the options on or prior to the date of such termination. To the extent the option holder is not entitled to exercise any portion of the options prior to the date of the option holder's termination due to disability or death, such unexercised portion of the options shall immediately lapse, effective as of the date of termination of the option holder's employment on account of disability or death.

     Registration of Option Shares. All shares of common stock issuable upon exercise of options under the 1998 option plan, including the shares that will be issuable upon exercise of all new options to be granted pursuant to the offer, have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC.

     Effect of Change of Control. If we merge or are consolidated with, or sell substantially all of our assets or stock to, another entity before we grant the new options, it would be our intent to negotiate the terms of that change of control transaction such that employees who tender options pursuant to the offer would receive options to purchase securities of the acquiror. However, we have the right to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in our best interest and our stockholders' best interest. This could include terminating the offer and any obligation to grant the new options. If we were to terminate the offer in connection with a change of control transaction, tendering option holders would not receive options to purchase securities of the acquiror or any other consideration for their tendered options. A change of control transaction will not accelerate the grant date of the new options granted pursuant to the offer.

     Amendment of 1998 Option Plan. Under the terms of the 1998 option plan, we can amend the terms of the plan. However, we cannot amend the plan to adversely affect the rights of the holders of options granted under the plan.

     Federal Income Tax Consequences of Non-Qualified Stock Options. Under current law, because options granted under the 1998 option plan do not have a readily ascertainable value, an option holder will not realize taxable income upon the grant of a non-qualified stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with applicable reporting requirements.

     An option holder who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the option is exercised by the family member. The option holder will be subject to withholding of income and employment taxes at that time. The family member's tax basis in the shares will be the fair market value of the shares on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be eligible for inclusion in the option holder's estate for estate tax purposes.

     If an option holder tenders shares in payment of part or all of the exercise price of a non-qualified stock option, no gain or loss will be recognized with respect to the shares tendered and the option holder will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares tendered will be treated as the substituted tax basis for an equivalent number of shares received, and these new shares will be treated as having been held for the same holding period as the holding period applicable to the tendered shares. Additional newly acquired shares will have a tax basis equal to the fair market value of such shares on the date of exercise of the option. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

     Our statements in this offer concerning the 1998 option plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 1998 option plan and the form of option agreement under the 1998 option plan, each of which is filed as an exhibit to the Tender Offer Statement on Schedule TO, of which this offer to exchange is a part. See Section 16 for a discussion of how to obtain copies of the 1998 option plan and form of option agreement.


9.   INFORMATION CONCERNING LANTE.

     We are an Internet services company that develops sophisticated technology-based solutions that are secure, reliable and scalable and integrated with multiple back-end systems. Our solutions focus on helping our clients build e-markets and helping market participants and service providers integrate e-markets into their operations. Our strategists, user experience experts and technologists work as a multi-disciplinary team to build these solutions. We integrate our competencies through an iterative development process with the client that is overseen by our delivery management specialists.

     Since our inception in 1984, we have been innovators in applying emerging technologies to businesses, evolving from personal computer networks to database applications to distributed client-server architectures to the Internet. We began focusing on e-markets in late 1996 and virtually all of our revenues are now derived from related Internet services. We expect revenues from Internet services to continue to represent virtually all of our revenues for the foreseeable future.

     Our client base ranges from smaller start-up ventures to larger, established companies. Our current client mix is weighted toward smaller start-up ventures, however, we are continuing efforts to shift our client base toward established companies and industry-sponsored e-market consortia.

     We were originally incorporated in Illinois in 1984 and reincorporated in Delaware on October 1, 1999. Our principal executive offices are located at 161 North Clark Street, Suite 4900, Chicago, Illinois 60601 and our telephone number is (312) 696-5000. Our web site is located at www.lante.com. The information on our web site is not a part of this offer to exchange.

     The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 under the caption "Consolidated Financial Statements of Lante Corporation" and in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000 under the caption "Financial Statements" are incorporated herein by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under "The Offer - Additional Information."

     Our earnings available for fixed charges of $1,565,000 were adequate to cover our fixed charges of $1,000 for the year ended December 31, 1998. Our earnings available for fixed charges of $(2,878,000) and $(9,608,000) were inadequate to cover our fixed charges of $135,000 and $406,000 for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively. Our book value per share was $2.91 as of September 30, 2000.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

     A list of our directors and executive officers is attached to this offer to exchange as Schedule A. As of December 20, 2000, our executive officers and non-employee directors as a group beneficially owned options outstanding under the 1998 option plan to purchase a total of 2,307,542 shares of our common stock, which represented approximately 27.6% of the shares subject to all options outstanding under the plan as of that date. The following table sets forth the beneficial ownership by each of our executive officers and directors of options outstanding under the plan as of December 20, 2000:


                                        Number of Options    Percentage of Total
                                           to Purchase             Options
Name of Beneficial Owners                  Common Stock          Outstanding
-------------------------               -----------------    -------------------
Mark Tebbe...........................           --                    --
C. Rudy Puryear......................           --                    --
Brian Henry..........................         720,000                8.6%
Marvin Richardson....................         215,000                2.6%
John Harne...........................         200,000                2.4%
Thaddeus Malik.......................          60,000                  *
Rick Gray............................         250,000                3.0%
Marla Mellies........................         238,542                2.9%
John Oltman..........................         100,000                1.2%
Paul Carbery.........................           --                    --
James Cowie..........................           --                    --
Judith Hamilton......................          80,000                  *
John Kraft...........................         120,000                1.4%
John Landry..........................           --                    --
Paul Yovovich........................         124,000                1.5%

----------
* Represents less than 1% of our outstanding options

None of these options to purchase shares of common stock are eligible to be tendered in the offer.

     We have also entered into an agreement with Rudy Puryear, our chief executive officer, pursuant to which Mr. Puryear pledged shares of common stock owned by him as security for his repayment of a loan we made to him in connection with his purchase of such shares of common stock. We have also entered into an agreement with a number of our stockholders that provide these stockholders with the right to require us to register their shares of common stock for resale under the Securities Act of 1933.

     On November 9, 2000, John Landry, one of our directors, exercised an option to purchase 112,500 shares of our common stock at an exercise price of $0.225 per share and an option to purchase 80,000 shares of our common stock at an exercise price of $2.25 per share. As of that date, 29,167 of the 112,500 options had vested and 20,000 of the 80,000 had vested. However, in accordance with the 1998 option plan, Mr. Landry was granted the right to exercise all of the options and receive restricted shares of our common stock subject to the same vesting requirements as his exercised option.

     During the past 60 days, we have granted options to purchase 363,900 shares of our common stock with exercise prices per share ranging from $1.9375 to $4.875. None of these options were granted to our executive officers and directors. During the past 60 days, individuals have exercised options to acquire 224,792 shares of our common stock with exercise prices per share ranging from $0.225 and $2.245.

     Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Lante, or to our knowledge, by any executive officer, director, affiliate or subsidiary of Lante. In addition, except as otherwise described above, neither we nor, to our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.




     Many of our eligible employees hold options with exercise prices significantly higher than the current market price of our common stock. We believe it is in our best interest to offer these employees an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by repricing existing options, which would enable eligible employees to immediately receive replacement options with a lower exercise price. However, the repriced options would be subject to variable accounting, which would require us to record additional compensation expense each quarter until the repriced options were exercised, canceled or expired. Furthermore, if we were to cancel a stock option and issue another option with an exercise price that is lower than the exercise price of the canceled option within the shorter of (1) the six-month period immediately prior to the date on which the option was required to be tendered for cancellation or (2) the period from the date of grant of the canceled option to the date on which the option was required to be tendered for cancellation, the cancellation and exchange would be deemed a repricing that results in variable accounting. The cancellation of an existing option and the issuance of another option within this time period will be deemed a repricing even if the issuance of the second option occurs before the cancellation of the first option.

     We believe that we can accomplish our goals of providing eligible employees the benefit of choosing whether they want to receive options that over time may have a greater potential to increase in value, without incurring additional current or future compensation expense because:

     . we will not grant any new options until a day that is at least six months and one day after the date that we accept and cancel options tendered for exchange;

     . the exercise price of all new options will equal the fair market value of our common stock on the future date we grant the new options;

     . we will require any option holder who tenders options in the offer to tender all option grants that he or she received during the six months immediately prior to the date on which the offer expires if those options were granted subsequent to, and have an exercise price lower than the exercise price of, the options that he or she tendered in the offer; and

     . we will defer the grant of any other options to which an option holder who tendered options in the offer may be entitled until after the date on which we grant the new options.

12.  LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in
Section 6.

13.  MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     We believe, based on advice of counsel, that the exchange of tendered options for the commitment to grant new options is a non-taxable event. Administrative and judicial interpretations of Section 83 of the Code indicate that the exchange of an option without a readily ascertainable fair market value, as defined in the Treasury regulations, for a commitment to grant a new option without a readily ascertainable fair market value is a non-taxable event. As the value of neither the tendered options nor the commitment to grant the new options is readily ascertainable at the time of the exchange, the exchange should be a non-taxable event. Therefore, the option holders who exchange outstanding options for the commitment to grant new options should not be required to recognize income for federal tax purposes at the time of the exchange.

     We also believe, based on the advice of counsel, that the exchange of tendered options for new options will be treated as a non-taxable exchange. Administrative and judicial interpretations of Section 83 of the Code indicate that the substitution of one option without a readily ascertainable fair market value for another option is a non-taxable event. As neither the value of the tendered options nor the value of the new options is readily ascertainable at the time of the exchange, the exchange should be a non-taxable event. Therefore, the option holders who exchange outstanding options for new options should not be required to recognize income for federal tax purposes at the time of the exchange.

     We also believe, based on the advice of counsel, that the grant of new options should not be recognized as taxable income. The Treasury regulations under Section 83 of the Code generally provide that the grant of an option without a readily ascertainable fair market value is a non-taxable event. Therefore, at the date of grant of the new options, the option holders should not be required to recognize additional income for federal tax purposes.

     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

     We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

     Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Chicago time, on the next business day after the last previously scheduled or announced expiration date. Any company-wide announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Any company-wide announcement most likely would be made by e-mail.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

15.  FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

16.  ADDITIONAL INFORMATION.

     With respect to the offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your options.

     We are subject to the informational filing requirements of the Securities Exchange Act and, in accordance therewith, are obligated to file reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Such reports, proxy statements and other information, including the Schedule TO, our annual report on Form 10-K for the fiscal year ended December 31, 1999 and our quarterly report on Form 10-Q for the fiscal period ended September 30, 2000, can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 2120, Washington D.C. 20549; and at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, New York, New York 10048. Copies of such materials may also be obtained (1) at no charge from our Web site at http://www.lante.com or (2) by mail, upon payment of the SEC's customary charges, from the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Information about the operation of this public reference room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants, including Lante, that file electronically with the SEC.

17.  MISCELLANEOUS.

     This offer to exchange includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expects," "anticipates," "believes," "intends", "could", "should" and "estimates" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in the remainder of 2000 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:

 .    our ability to attract new clients and obtain new and expanded assignments from existing clients;

 .    continued growth in demand for consulting services such as those offered by us;

 .    increasing competition in the Internet professional services market;

 .    our ability to predict revenues from project-based client engagements;

 .    our ability to accurately estimate the cost, scope and duration of our engagements and to collect on amounts billed for such arrangements;

 .    our concentrated client base;

 .    our ability to manage our growth, quickly respond to changes in our marketplace and meet client expectations;

 .    the percentage of our client's that are development stage ventures that will require significant additional capital or are more established entities with longer decision and contracting cycles;

 .    our ability to hire and retain executive management, regional managing directors and other qualified personnel;

 .    our ability to effectively utilize our personnel;

 .    the rate of acceptance and use of the Internet as a means for commerce;

 .    our ability to keep pace with technological changes and future regulations affecting our business; and

 .    the implementation of eMarkets or the Internet generally.

     For further information about these and other risks, uncertainties and factors, please review the disclosure included under the captions "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Factors that Could Affect our Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 1999 and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations - Outlook" in our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2000. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this offer to exchange.

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Lante Corporation                                             December 21, 2000
                                               (amended as of January 12, 2001)

                                   SCHEDULE A


         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                               LANTE CORPORATION

     The directors and executive officers of Lante Corporation and their positions and offices as of December 21, 2000, are set forth in the following table:

                     NAME                                  POSITION AND OFFICES HELD
                  ----------                  ----------------------------------------------------

Mark Tebbe..................................  Chairman of the Board of Directors
C. Rudy Puryear.............................  President, Chief Executive Officer and Director
Brian Henry.................................  Executive Vice President and Chief Financial Officer
Marvin Richardson...........................  Chief Technology Officer
John Harne..................................  Chief Creative Officer
Thaddeus Malik..............................  Vice President, General Counsel
Rick Gray...................................  Vice President - Marketing
Marla Mellies...............................  Vice President - Human Resources
John Oltman.................................  Vice Chairman of the Board of Directors
Paul Carbery................................  Director
James Cowie.................................  Director
Judith Hamilton.............................  Director
John Kraft..................................  Director
John Landry.................................  Director
Paul Yovovich...............................  Director

     The address of each director and executive officer is: c/o Lante Corporation, 161 North Clark Street, Suite 4900, Chicago, Illinois 60601.

                           OFFER TO EXCHANGE OPTIONS
                                   UNDER THE
                            LANTE STOCK OPTION PLAN







                            ----------------------

If you wish to tender your options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail, fax or hand deliver it and any other required documents to us at Lante Corporation, 161 North Clark Street, Suite 4900, Chicago, Illinois 60601, Attn: Scott Smaller, Treasurer (facsimile number: (312) 696-0060).


Any questions, requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to your benefits representative, Lante Corporation, 161 North Clark Street, Suite 4900, Chicago, Illinois 60601 (telephone: (312) 696-5000).

                             ----------------------

                               December 21, 2000



                       (amended as of January 12, 2001)